Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated November 29, 2017, in the Registration Statement (Form N-1A) of Tortoise Select Income Bond Fund (one of the portfolios constituting Managed Portfolio Series) filed with the Securities and Exchange Commission in this Post-Effective Amendment (No. 333) to the Registration Statement under the Securities Act of 1933 (No. 333-172080)

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 26, 2018